Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*****] INDICATES THAT INFORMATION HAS BEEN OMITTED.

MASTER FRAMEWORK AGREEMENT

This MASTER FRAMEWORK AGREEMENT (this “Framework Agreement”), is made and entered into as of October 9, 2020 (the “Effective Date”), by and among:

(A) MUFG Bank, Ltd., a Japanese banking corporation (“MUFG”), as buyer (“Buyer”);

(B) TXU Energy Retail Company LLC, a Texas limited liability company (“TXU”), as seller (the “Seller”);

(C) various entities listed on Schedule 4 hereto and each Additional Originator from time to time party hereto (each, an “Originator”; and together with the Seller, each a “Seller Party” and collectively, the “Seller Parties”); and

(D) TXU, as agent for the Seller Parties (in such capacity, the “Seller Party Agent”).

Each of Buyer, Seller, each Originator and the Seller Party Agent may also be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, each Originator is a party to a securitization facility pursuant to which such Originator sells receivables to TXU Receivables and receives the purchase price therefor consisting of a combination of cash, capital contributions and indebtedness under the Seller Note issued by TXU Receivables to TXU for the benefit of the Originators; and

WHEREAS, Buyer has agreed to provide the Seller with a facility under which Buyer will enter into certain sale and repurchase agreements with the Seller with respect to the Seller Note in accordance with the terms of the Transaction Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Interpretation.

1.1 Definitions. All capitalized terms used in this Framework Agreement (including its recitals, Exhibits and Schedules) shall, unless otherwise defined herein, have the respective meanings set forth in Schedule 1 hereto or, if not defined therein, in the Master Repurchase Agreement or, if not defined therein, in the Securitization Purchase Agreement.

1.2 Construction.

(a) The headings, sub-headings and table of contents in this Framework Agreement shall not affect its interpretation. References in this Framework Agreement to Sections, Exhibits and Schedules shall, unless the context otherwise requires, be references to Sections of, and Exhibits and Schedules to, this Framework Agreement.

(b) Words denoting the singular number only shall include the plural number also and vice versa; words denoting one gender only shall include the other genders and words denoting persons shall include firms and corporations and vice versa.

(c) References to a Person are also to its permitted successors or assigns.

(d) References in this Framework Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended or varied or novated from time to time.

(e) References to an amendment include a supplement, novation, restatement or re-enactment, and “amend” and “amended” (or any of their derivative forms) will be construed accordingly.

(f) Reference to a time of day is a reference to New York City time.

(g) “Include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(h) “Hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Framework Agreement refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.

(i) References to a “writing” or “written” include any text transmitted or made available on paper or through electronic means.

(j) References to “$”, U.S. Dollars or otherwise to dollar amounts refer to the lawful currency of the United States.

(k) References to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date.

2.	Transaction Agreements.

2.1 Agreements to be Executed at the Closing. Concurrently with this Framework Agreement, the Parties intend to execute the following additional agreements to which they are party:

(a) the Master Repurchase Agreement;

(b) the Fee Letter;

(c) the No-Petition Letter between Buyer and the Securitization Agent;

(d) the Subordination Agreement; and

(e) the Guaranty.

3. Closing; Closing Deliveries.

3.1 Closing. Subject to the terms and conditions of this Framework Agreement, the transactions contemplated in this Framework Agreement to occur concurrently with the execution hereof (other than the entry into any Confirmations) will take place at a closing (the “Closing”) to be held on the Effective Date at a mutually agreeable location or by the exchange of electronic documentation.

3.2 Seller Closing Deliverables. On or prior to the Closing, the Seller Parties will deliver, or cause to be delivered, to Buyer:

(a) an executed counterpart to each of the Transaction Agreements (including any Confirmations with respect to Transactions being entered into on the Effective Date) to which it is a party;

(b) a counterpart of the Guaranty executed by Guarantor;

(c) a certificate of the Secretary or an Assistant Secretary of the Seller Parties, dated the Effective Date, certifying as to (i) the incumbency of the officers of each Seller Party executing the Transaction Agreements, (ii) attached copies of each Seller Party’s articles of incorporation, by-laws, certificate of formation and operating agreement, as applicable; and (iii) copies of all corporate approvals and consents of each Seller Party that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Transaction Agreements;

(d) a certificate of the Secretary or an Assistant Secretary of Guarantor, dated the Effective Date, certifying as to (i) the incumbency of the officer(s) of Guarantor executing the Guaranty, (ii) attached copies of Guarantor’s articles of incorporation and bylaws; and (iii) copies of all corporate approvals and consents of Guarantor that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Guaranty;

(e) a customary legal opinion or opinions, in form and substance satisfactory to Buyer, with respect to each Seller Party opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with certain material agreements (including, for the avoidance of doubt, the Securitization Facility Documents and the Credit Facility Documents), binding nature of obligations, absence of violations of applicable Law, absence of consents under applicable Law and validity and perfection of security interests;

(f) a customary legal opinion or opinions with respect to Guarantor opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with certain material agreements (including, for the avoidance of doubt, the Securitization Facility Documents and the Credit Facility Documents), binding nature of obligations, absence of violations of applicable Law and no consents under applicable Law;

(g) a reliance letter delivered to MUFG, in its capacity as Buyer hereunder, with respect to each favorable true sale and non-consolidation opinion delivered with respect to the Vistra Parties and the transactions contemplated by the Securitization Facility Documents;

(h) results of a UCC lien search with respect to each Seller Party for the applicable State where such Seller Party is organized as of a recent date;

(i) fully prepared UCC-1 financing statements reflecting any security interests granted by a Seller Party under the Master Repurchase Agreement and this Framework Agreement;

(j) a copy of (i) the Securitization RPA Amendment and (ii) the Securitization PSA Amendment;

(k) all other documents, instruments, agreements and opinions identified on the closing list attached hereto as Exhibit B; and

(l) a copy of the pro-forma Information Package required to be delivered to the Securitization Agent pursuant to the Securitization Purchase Agreement.

3.3 Buyer Closing Deliverables. On or prior to the Closing, Buyer will deliver to the Seller an executed counterpart to each of the Transaction Agreements (including any Confirmations with respect to Transactions being entered into on the Effective Date) to which it is a party. Further, Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested) on or prior to the date hereof, executed Internal Revenue Form W-9 or W-8, as applicable, and any other form reasonably requested by a Seller Party and prescribed by applicable Law, together with such supplementary documentation reasonably requested by a Seller Party and prescribed by applicable Law, in each case, to permit the Seller Party Agent to determine the withholding or deduction required to be made. The Buyer agrees to notify the Seller of any circumstance known or reasonably known to it that causes a certificate or document provided by it pursuant to this Paragraph 3.3 to fail to be true.

3.4 Initial Purchase Date Transaction Deliverables. No later than 1:00 p.m. one (1) Business Day prior to the initial Purchase Date, Seller will deliver to Buyer (i) a duly completed Transaction Notice with respect to the initial Transaction proposed to be entered into on such initial Purchase Date and (ii) a fully-completed form of Confirmation for such Transaction (excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price). Promptly following the entry into the initial Transactions on the initial Purchase Date, the Seller shall deliver (or caused to be delivered) to Buyer the original executed version of the Seller Note.

3.5 Joinder of Additional Originators. In the event any additional Person is added as an “Originator” under the Securitization Purchase Agreement, such Person may, with Buyer’s prior written consent, be added as an Additional Originator hereunder concurrently with or following such Person’s execution of the applicable Securitization Joinder and satisfaction of the conditions set forth in Section 4.3 of the Securitization Purchase Agreement, subject to the following conditions being satisfied on or before the date of such addition:

(a) The Seller Party Agent shall have given Buyer at least thirty (30) days’ prior written notice (or such shorter period of time as may be consented to in writing by Buyer) of such proposed addition and the identity of each such proposed Additional Originator and shall have provided such other information with respect to such proposed Additional Originator as Buyer may reasonably request;

(b) Guarantor shall have executed and delivered to Buyer a guaranty in form and substance acceptable to Buyer (in its sole discretion) guaranteeing the timely payment and performance of all of such proposed Additional Originator’s obligations hereunder and under each other Transaction Agreement to which such proposed Additional Buyer is a party in any capacity;

(c) such proposed Additional Originator shall have executed and delivered to the Buyer an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”), in form and substance reasonably satisfactory to Buyer;

(d) such proposed Additional Originator shall have delivered (or caused to be delivered) to Buyer (i) each of the applicable certificates, opinions and other documents with respect to such proposed Additional Originator described in Sections 3.2(c), (e), (h) and (i) hereof and (ii) all other certificates, documents, instruments and opinions reasonably requested by the Buyer;

(e) no Event of Default, Potential Event of Default or Securitization Facility Default shall have occurred and be continuing;

(f) such Additional Originator, if party to the Credit Agreement, has complied with the terms of Section 3(c) of the Subordination Agreement; and

(g) such proposed Additional Originator shall be organized under the laws of the United States, any State thereof or the District of Columbia.

4.	Transactions.

4.1 Requests for Transactions.

(a) Transaction Notices. Seller Party Agent may, from time to time during the Facility Term, deliver a written notice, substantially in the form attached hereto as Exhibit A (a “Transaction Notice”) to Buyer requesting on behalf of the Seller that Buyer enter into Transactions with respect to the Seller Note on a Monthly Date (or, if the Seller elects to terminate outstanding Transactions pursuant to Paragraph 3(c)(ii) of the Master Repurchase Agreement, on the effective date of such termination). Such notice (i) shall be delivered to Buyer not less than three (3) Business Days prior to the date of the proposed Transaction, (ii) shall include a fully-completed form of Confirmation for such Transactions (excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price), and (iii) to the extent the proposed Purchase Date is a Monthly Date, shall be accompanied by copies of the Information Package and Purchase Report required to be delivered pursuant to the Securitization Facility Documents in respect of the most recently completed Settlement Period prior to such proposed Purchase Date.

(b) Buyer’s Option to Proceed or Decline. Following receipt of a properly completed Transaction Notice and supporting documentation in accordance with Section 4.1(a), and so long as the proposed Transaction complies with the requirements set forth in Section 4.2, Buyer may, at its sole discretion, elect to either (i) enter into the proposed Transaction with the Seller on the terms set forth in the Transaction Notice (with such modifications as Buyer and the Seller Party Agent shall have agreed) by delivering to the Seller Party Agent a finalized and executed Confirmation evidencing such Transaction and paying any applicable Funded Purchase Price in accordance with Section 4.1(c) below or (ii) decline Seller’s request to enter into such Transaction (in which case Buyer shall deliver written notice of such election on or before the proposed Purchase Date specified in the Transaction Notice). To the extent Buyer wishes to proceed with the Transaction, Buyer shall, no later than 2:00 p.m. on the Business Day immediately preceding the proposed Purchase Date, deliver to Seller Party Agent a fully completed draft Confirmation with respect to each proposed Transaction. In the event Seller Party Agent and Buyer disagree with respect to any portion of the applicable draft Confirmation or in the event Buyer determines that any applicable Funding Condition is not, or will not be, satisfied as of the relevant Purchase Date, Seller Party Agent or Buyer (as applicable) shall promptly notify the other of the same, and Seller Party Agent and Buyer shall, subject to Section 4.1(d), cooperate expeditiously and in good faith to resolve any such matters (to the extent the same are capable of being resolved).

(c) Confirmation and Closings. In the event Buyer elects to enter into the proposed Transaction, Buyer shall, subject to satisfaction of the Funding Conditions, enter into such Transaction by executing and delivering to the Seller Party Agent a finalized Confirmation evidencing such Transaction in accordance with Section 7.1 below and the Master Repurchase Agreement at or prior to the time of closing for such Transaction. Concurrently with its delivery of such Confirmation, Buyer shall pay the Funded Purchase Price (if any) for the Transaction in accordance with the terms of the Master Repurchase Agreement and applicable Confirmation, whereupon Seller will sell and assign, and Buyer will purchase, the Seller Note subject to such Transaction. The closing of such Transaction and payment of any such Funded Purchase Price shall occur at or before 2:00 p.m. on the applicable Purchase Date (or such later time on such Purchase Date as the Seller Party Agent and Buyer may agree).

(d) UNCOMMITTED ARRANGEMENT. EACH SELLER PARTY AND BUYER ACKNOWLEDGE THAT THIS IS AN UNCOMMITTED ARRANGEMENT, AND THAT NO SELLER PARTY HAS PAID, NOR IS ANY SELLER PARTY REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO BUYER. PROPOSED TRANSACTIONS FOR THE SALE OF THE SELLER NOTE BY THE SELLER SHALL BE REQUESTED AT THE SELLER’S SOLE AND ABSOLUTE DISCRETION, AND ACCEPTANCE OF ANY SUCH REQUEST AND ENTRY INTO ANY SUCH TRANSACTION BY BUYER SHALL BE AT BUYER’S SOLE AND ABSOLUTE DISCRETION.

4.2 Funding Conditions.

(a) The entry by Buyer into any Transaction on any Purchase Date shall be subject to satisfaction of the following conditions (in each case, as of such Purchase Date) (together, the “Funding Conditions”):

(i) each of the items required to be delivered by the Seller Parties pursuant to Section 3.2 shall have been delivered in accordance with the terms hereof;

(ii) all amounts then due and owing by the Guarantor under the Fee Letter shall have been paid in full;

(iii) solely with respect to any Transaction to be entered into on the Effective Date, each of the items required to be delivered to Buyer pursuant to Section 3.4 shall have been duly delivered in accordance with the terms thereof;

(iv) with respect to any Transaction not referenced in clause (iii) above, the Transaction Notice for such Transaction together with the required Information Package and Purchase Report (to the extent such Purchase Date is a Monthly Date), shall have been duly delivered to Buyer in accordance with Section 4.1(a);

(v) the Seller shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Confirmation for such Transaction;

(vi) with respect to any Transaction not referenced in clause (iii) above, the Seller shall have delivered (or caused to be delivered) to Buyer the original executed version of the Seller Note (or if previously delivered, Buyer shall remain in possession thereof);

(vii) each of the representations and warranties of Guarantor and each Seller Party (as applicable) set forth in the Transaction Agreements (giving effect to the entry into such Transaction) shall be true and correct in all material respects (except that any representation or warranty that is subject to any materiality qualification shall be true and correct in all respects);

(viii) the Purchase Date for such Transactions shall be no later than the last Monthly Date occurring prior to the Facility Expiration Date;

(ix) the payment of the applicable Funded Purchase Price (if any) for such Transactions would not cause the Outstanding Buyer Balance (after giving effect to such payment) to exceed the Maximum Buyer Balance;

(x) the Outstanding Amount of the Seller Note subject to a Transaction shall equal or exceed the Purchase Price for such Transaction;

(xi) the Receivable Entity’s tangible net worth is no less than the Required Capital Amount (after giving effect to the entry into such Transaction);

(xii) Buyer shall have received the full amount of Funded Repurchase Price (if any) due and payable by the Seller on such Purchase Date;

(xiii) no Seller Party shall have withdrawn or been removed as an “Originator” under the Securitization Sale Agreement;

(xiv) no Person shall have been added as an “Originator” under the Securitization Sale Agreement, unless such Person shall have also been added as an Originator under this Framework Agreement; and

(xv) no Event of Default, Potential Event of Default or Securitization Facility Default shall have occurred and be continuing.

4.3 Funding of Transaction Repurchase Prices. On each Repurchase Date for a Transaction on which the Funded Repurchase Price is payable by the Seller pursuant to the Transaction Agreements (including, for the avoidance of doubt, on the Facility Expiration Date), each such Seller shall fund (or cause to be funded) the applicable Funded Repurchase Price for such Transaction by wire transfer of immediately available funds to the account of Buyer specified in Schedule 2, no later than 1:00 p.m. on such Repurchase Date.

5.	Representations and Warranties; Certain Covenants.

5.1 Representations and Warranties of each Seller Party. Each Seller Party represents to Buyer as of the Effective Date and each Purchase Date that:

(a) Existence. Such Seller Party is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and it is duly qualified to do business and is in good standing as a foreign organization in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Vistra Group Material Adverse Effect.

(b) Power; Non-Contravention. The execution, delivery and performance by such Seller Party of this Framework Agreement and the other Transaction Agreements to which it is a party, including any use of the proceeds of any Transaction by it, (i) are within its powers; (ii) have been duly authorized by all necessary organizational action except where failure to obtain any such authorization would not result in a Vistra Group Material Adverse Effect; (iii) do not contravene or result in a default under or conflict with (A) its constitutional documents; (B) any law, rule or regulation applicable to it except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except under the Transaction Agreements. This Framework Agreement and the other Transaction Agreements to which it is a party have been duly executed and delivered by it.

(c) Governmental Authorization, Other Consents. No authorization, approval, consent, order or other action by, and no notice to or filing with, any Governmental Authority or other Person that has not been made or obtained is required for the due execution, delivery and performance by such Seller Party of this Framework Agreement or any other Transaction Agreements to which it is a party, other than the filing of the Uniform Commercial Code financing statements and continuation statements and except where the failure to obtain such consent or authorization would not have a Material Adverse Effect.

(d) Binding Effect. Each of this Framework Agreement and the other Transaction Agreements to which such Seller Party is a party constitutes its legal, valid and binding obligation enforceable against such Seller Party in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) Accuracy of Information. No written information, exhibit, financial statement, document, book, record or report furnished by or on behalf of such Seller Party to the Buyer in connection with this Framework Agreement, in each case as modified or supplemented by other information so furnished, when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Seller Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that, with respect to pro forma financial information, such Seller Party represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

(f) Litigation. There is no pending or, to such Seller Party’s best knowledge, threatened action or proceeding affecting such Seller Party or any of its Subsidiaries before any Governmental Authority or arbitrator that would have a Vistra Group Material Adverse Effect.

(g) Changes in Business. Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of such Seller Party that would have a Material Adverse Effect.

(h) Compliance with Laws; Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i) Such Seller Party is in compliance with all laws, rules, regulations applicable to it except where such non-compliance could not reasonably be expected to have a Vistra Group Material Adverse Effect (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, such Seller Party and its Subsidiaries are in compliance in all material respects;

(ii) Such Seller Party shall, and shall cause its subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by such Seller Party and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(iii) None of such Seller Party or any of its Subsidiaries, or, to such Seller Party’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to such Seller Party’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and

(iv) None of such Seller Party or any of its Subsidiaries, or, to such Seller Party’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (A) is a Sanctioned Person, (B) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (C) is subject to any action, proceeding, litigation, claim or, to such Seller Party’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(i) Investment Company Act. Such Seller Party is not a company required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(j) No Violation. Such Seller Party is not in violation of any order of any court, arbitrator or Governmental Authority binding on such Seller Party if such violation would have a Vistra Group Material Adverse Effect.

(l) Margin Regulation. No proceeds of any Transaction received by such Seller Party will be used by such Seller Party for any purpose that violates Regulations T, U or X of the Federal Reserve Board.

(m) Location. Such Seller Party’s “location” (as defined in the UCC) is such jurisdiction listed in Schedule 3 to this Framework Agreement. The office where such Seller Party keeps its records concerning the Seller Note is at the address referred to in Schedule 3 to this Framework Agreement or at such other location as such Seller Party may notify the Buyer in writing after the Effective Date.

(n) Names. Such Seller Party’s complete organizational name is set forth in Schedule 3 to this Framework Agreement, and it does not use and has not during the last five years used any other organizational name, trade name, doing-business name or fictitious name, except as set forth in Schedule 3 to this Framework Agreement and except for names used after the Effective Date and set forth in a written notice delivered to Buyer pursuant to Section 5.3(l)(iii) of this Agreement.

(p) Financial Condition.

(i) The audited consolidated financial statements of Vistra Parent, as ultimate parent of Guarantor and the Vistra Group, for the financial year ended December 31, 2019 (the “Financial Statements”) were prepared in accordance with GAAP consistently applied, except to the extent expressly disclosed in such financial statements.

(ii) The Financial Statements fairly represent, in all material respects, the consolidated financial condition and operations of Vistra Parent, including the Vistra Group as at the end of and for the relevant financial year except to the extent expressly disclosed in such financial statements.

(iii) As of the Effective Date, since the date of the Financial Statements, there has been no Vistra Group Material Adverse Effect.

(q) Solvent. Such Seller Party has the ability to meet its debts as they become due.

(r) Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification for such Seller Party is true and correct in all respects.

(s) Securitization Facility Compliance. The Securitization Purchase Agreement, the Securitization Sale Agreement and the Securitization Guaranty are each in full force and effect. Each Seller Party is in compliance in all material respects with all covenants and other obligations and undertakings applicable to it under the Securitization Facility Documents, and each of the representations and warranties made by each Seller Party as of such Purchase Date (or if not made as of such Purchase Date, as of the date when last made) under the Securitization Facility Documents is true and correct in all material respects as of such date (except that any such representation or warranty that is subject to any materiality qualification is true and correct in all respects).

(t) [Reserved].

(u) Other Notes. Except for the Seller Note, no Company Note (i) has been issued by TXU Receivables to any Seller Party or any other Person since the Effective Date and (ii) is outstanding as of the Effective Date.

(v) No Defaults. No Event of Default, Potential Event of Default or Securitization Facility Default has occurred and is continuing or would result from the entry into the proposed Transactions on the applicable Purchase Date.

5.2 Asset Representations and Warranties. Each Seller Party represents and warrants to Buyer as of the applicable Purchase Date with respect to each Purchased Note that:

(a) Satisfaction of Conditions. All of the applicable Funding Conditions have been satisfied or waived in writing as of such Purchase Date.

(b) Binding Obligation. The Purchased Note is in full force and effect and constitutes a legal, valid and binding obligation of the Receivables Entity, enforceable against the Receivables Entity in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The Final Maturity Date has not occurred, and is not scheduled to occur, during the Transaction Period commencing on such Purchase Date.

(c) Ownership. Immediately prior to the sale of the Purchased Note pursuant to the Transaction Agreements, and except to the extent the Purchased Note is already subject to an outstanding Transaction, the Seller Parties are the sole legal and beneficial owners of the Purchased Note and the Seller is entitled to sell and assign and is selling and assigning the Purchased Note, together with the collections with respect thereto and all rights thereunder, to Buyer free and clear from any Adverse Claim (other than any Permitted Lien).

(d) Principal Balance. The Outstanding Amount of the Purchased Note as of such Purchase Date is equal or greater than the Purchase Price of the Transaction being entered into with respect to the Purchased Note as of such Purchase Date.

(e) Records. The Seller (or the Seller Party Agent) has maintained records relating to the Purchased Note which are true and correct in all material respects and such records are held by the Seller or the Seller Party Agent.

(f) Legal Proceedings. There is no Action pending or, to the knowledge of such Seller Party, threatened against any Vistra Party relating to the Purchased Note or which seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Purchased Note or by the Transaction Agreements.

5.3 Certain Covenants. Each Seller Party will, unless the Buyer shall otherwise consent in writing:

(a) Compliance with Laws. Comply with all applicable laws, rules, regulations and orders applicable to it (other than those specifically relating to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except to the extent that the failure so to comply with such laws, rules and regulations would not have a Vistra Group Material Adverse Effect.

(b) Sanctions, Anti-Corruption and AML Laws.

(i) Continue, maintain and enforce, and cause its Subsidiaries to continue to maintain and enforce, policies and procedures designed to promote and achieve compliance by such Seller Party and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(ii) not, and cause its Subsidiaries to not, directly or indirectly, (A) use any part of the proceeds of any Transaction, or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and

(iii) not, directly or indirectly, use any part of the proceeds of any Transaction for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws.

(c) Performance and Compliance with Agreements. At its expense, such Seller Party shall timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Seller Note and the other Securitization Facility Documents.

(d) Keeping of Records and Books of Account; Delivery. The Seller (or the Seller Party Agent) shall keep and maintain books and records with respect to the Seller Note such that the Seller shall at all times be able to calculate the Outstanding Amount thereof, including records of the date and amount of each advance thereunder and the date and amount of each payment with respect thereto. At any time during the continuation of an Event of Default that has not been waived in writing in accordance with this Framework Agreement, upon the request of Buyer, the Seller shall deliver (or cause to be delivered) to Buyer or its designee, copies of all such books and records.

(e) Offices, Records and Books of Account, Etc. (i) Keep the office where it keeps its records concerning the Seller Note at the address of such Seller Party set forth in Schedule 3 of this Framework Agreement or, following written notice of a proposed change to the Buyer, at any other locations in jurisdictions where all actions reasonably requested by the Buyer to protect and perfect the ownership and security interest of the Buyer in the Seller Note have been taken and completed; and (ii) shall provide the Buyer with at least 30 days’ prior written notice of any change in such Seller Party’s name, organizational structure or jurisdiction of organization and prior to the effectiveness of any such change such Seller Party shall take all such actions reasonably requested by the Buyer to protect and perfect the interest of the Buyer in the Seller Note; each notice to the Buyer pursuant to this sentence shall set forth the applicable change and the effective date thereof. Such Seller Party shall maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the balance of the Seller Note in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records, computer tapes and disks and other information necessary for the collection of the Seller Note.

(f) Change in Business. Not make any material change in the character of its business which change would impair the collectability of the Seller Note.

(g) No Sales, Adverse Claims, Etc. Such Seller Party shall not, except as otherwise explicitly provided herein or in the other Transaction Agreements, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than any Permitted Lien) upon or with respect to the Purchased Note or any right to receive income or proceeds (other than the Purchase Price paid to such Seller hereunder) from or in respect thereof.

(h) Extension or Amendment of Seller Note. Such Seller Party shall not (i) extend, amend, restate, supplement, waive, cancel, terminate, forgive or otherwise modify the Seller Note, any portion thereof, or any payment term or condition thereunder (as the case may be) or (ii) at any time during the Transaction Period for an outstanding Transaction, withdraw or permit itself to be removed as an “Originator” under the Securitization Sale Agreement unless, prior to or concurrently with such withdrawal or removal (x) all outstanding principal and accrued interest owing to such Seller Party under the Seller Note is prepaid in full, and (y) the Seller fully complies with Section 5.3(n) of this Framework Agreement in connection with such prepayment (including making any Margin Payments when and as required pursuant to Paragraph 4(c) of the Master Repurchase Agreement).

(i) Merger, Acquisitions, Sales, etc. Such Seller Party will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided, that (x) any Person may consolidate or merge with or into such Seller Party in a transaction in which such Seller Party is the surviving Person, and (y) if at the time thereof and immediately after giving effect thereto no Event of Default or Potential Event of Default shall have occurred and be continuing, any Person may consolidate or merge with or into such Seller Party, and such Seller Party may consolidate or merge with or into any Person, as long as (A) the surviving entity, if other than such Seller Party, assumes each of the obligations of such Seller Party under this Framework Agreement and the other Transaction Agreement pursuant to an agreement executed and delivered to the Buyer in a form reasonably satisfactory to the Buyer and (B) if the surviving entity is not such Seller Party, the Guarantor expressly ratifies in writing all of its obligations under the Guaranty, after giving effect to such consolidation or merger.

(j) Actions Impairing Quality of Title. Such Seller Party shall not take any action that could reasonably be expected to cause the Seller Note or any rights to the proceeds thereof not to be owned by it free and clear of any Adverse Claim (other than any Permitted Lien); or take any action that could reasonably be expected to cause Buyer not to have a valid ownership interest or first priority perfected security interest in the Seller Note and, to the extent such security interest can be perfected by filing a financing statement, all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim (other than any Permitted Lien); or suffer the existence of any valid and effective financing statement or other instrument similar in effect covering the Seller Note or any proceeds thereof on file in any recording office except such as may be filed in favor of Buyer in accordance with any Transaction Agreements or in connection with the Permitted Lien.

(k) Taxes. File all material Tax returns and reports required by law to be filed by it and promptly pay all Taxes and governmental charges at any time owing, except when failure to do so would not reasonably be expected to have a Vistra Group Material Adverse Effect or such Taxes are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books. Such Seller Party will pay when due, or at the option of the Buyer timely reimburse it for the payment of, any Direct Taxes payable in connection with the Purchased Note or any Transaction, except for any Direct Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books.

(l) Reporting Requirements. Provide to the Buyer:

(i) Event of Default. As soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Event of Default or Potential Event of Default, a statement of a financial officer of such Seller Party setting forth details of Event of Default or Potential Event of Default and the actions taken and proposed to be taken with respect thereto;

(ii) ERISA Event. Promptly and in any event within five Business Days after obtaining knowledge of the occurrence or existence of any ERISA Event which, either individually or in the aggregate, could reasonably be expected to have a Vistra Group Material Adverse Effect, notice of such ERISA Event setting forth the details of such ERISA Event and the action that it proposes to take with respect thereto;

(iii) Name Changes; Etc. At least 30 days before any change in such Seller Party’s name, a notice setting forth such change and the effective date thereof;

(iv) Adverse Claims. (i) Promptly, notice in writing of any Adverse Claim (other than Permitted Liens) upon the Seller Note. (ii) To the extent a Permitted Lien is incurred after the date hereof with respect to material debt for borrowed money from a third party, promptly following the incurrence thereof, notice in writing of any Adverse Claim with respect to such Permitted Lien upon the Seller Note;

(v) Litigation. Promptly after obtaining knowledge thereof, notice of any (A) litigation or proceeding that may exist at any time between such Seller Party or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Vistra Group Material Adverse Effect; (B) litigation or proceeding adversely affecting such Seller Party or any of its Subsidiaries in which the amount involved would have a Vistra Group Material Adverse Effect or in which injunctive or similar relief is sought that would have a Vistra Group Material Adverse Effect; or (C) litigation or proceeding relating to any Transaction Agreement; and

(vi) Other Information. Promptly, such other information respecting the Seller Note or the condition or operations, financial or otherwise, of such Seller Party as the Buyer may from time to time reasonably request in good faith.

(m) Information Required by Governmental Authorities. Subject to applicable Laws prohibiting or limiting such disclosure or provision of such information, documents, records or reports, such Seller Party shall provide Buyer promptly, from time to time upon request, such information, documents, records or reports relating to such Seller Party or the Seller Note as Buyer (or its assigns) may be required by a Governmental Authority to obtain; provided that Buyer shall use commercially reasonable efforts to maintain the confidentiality of such information, documents, records or reports to the extent consistent with applicable Laws.

(n) Margin Reporting; Payments. On or before any day during any Transaction Period for any outstanding Transaction on which any Seller Party is to receive any prepayment on account of principal owing under the Purchased Note (other than the applicable Purchase Date for such Transaction), the Seller Party Agent (i) shall recalculate the Outstanding Amount of the Purchased Note as of such day (after giving effect to such prepayment); (ii) based on such recalculation, shall notify Buyer in writing promptly (but in any event prior to any Seller Party’s receipt of such prepayment) if such prepayment is expected to decrease the Outstanding Amount of the Purchased Note to an extent sufficient to result in a Margin Deficit exceeding the applicable threshold specified in Paragraph 4(e) of Annex I to the Master Repurchase Agreement; and (iii) if such be the case, shall make the corresponding Margin Payment to Buyer on such date concurrently with (or immediately following) any Seller Party’s receipt of such prepayment in accordance with Paragraph 4(c) of the Master Repurchase Agreement.

(o) Delivery of Financial Statements and other Documents. The Seller Party Agent shall deliver (or cause to be delivered) to Buyer (i) concurrently with the delivery to the Securitization Agent as required thereunder, copies of each of the items described in Sections 1(l)(i), 1(l)(ii), 3(f)(i) and 3(f)(ii) of Exhibit IV of the Securitization Purchase Agreement concurrently with the delivery thereof to the Securitization Agent pursuant thereto, (ii) reasonably promptly following Buyer’s request therefor, each of the following: (A) the Outstanding Amount of the Seller Note, (B) the Receivables Entity’s tangible net worth and (C) such other information regarding the Seller Note and the business and financial condition of the Receivables Entity as Buyer shall reasonably request and (iii) promptly upon Buyer’s reasonable request therefor, copies of any other notices, reports, documentation or information required to be furnished to the Securitization Agent pursuant to Sections 1(l)(i), 1(l)(ii), 3(f)(i) and 3(f)(ii) of Exhibit IV of the Securitization Purchase Agreement.

(p) Amendments to Securitization Facility Documents. The Seller Party Agent shall deliver (or cause to be delivered) to Buyer written notice of any actual or contemplated material amendment, supplement or other modification to the Securitization Purchase Agreement, the Securitization Sale Agreement or the Securitization Guaranty, as the case may be (including a copy of such amendment, supplement or other modification) (i) if any Transaction is then outstanding, no less than five (5) Business Days (or such shorter period of time as may be consented to in writing by Buyer) prior to such amendment, supplement or other modification becoming effective and (ii) otherwise, promptly after such amendment, supplement or other modification becoming effective.

(q) Additional Information. Upon the reasonable request of the Buyer, such Seller Party shall provide to the Buyer all documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering and counter-terrorist financing laws, rules, and regulations.

(r) Notice of Change in Beneficial Ownership. Promptly notify the Buyer of any change in the information provided in the Beneficial Ownership Certification for such Seller Party that would result in a change to the list of beneficial owners identified therein.

(s) Tax Forms. The Seller shall, to the extent it is legally entitled to do so, deliver to Buyer (in such number of copies as shall be requested) on or prior to the date hereof, executed Internal Revenue Form W-9 or W-8, as applicable, and any other form reasonably requested by Buyer and prescribed by applicable Law, together with such supplementary documentation reasonably requested by Buyer and prescribed by applicable Law, in each case, to permit the Buyer to determine the withholding or deduction required to be made. The Seller agrees to notify the Buyer of any circumstance known or reasonably known to it that causes a certificate or document provided by it pursuant to this subparagraph to fail to be true.

6.	Agent.

6.1 Appointment and Authorization. Each Seller Party hereby irrevocably designates and appoints Seller Party Agent as the agent of such Seller Party under this Framework Agreement and each of the other Transaction Agreements, and each Seller Party irrevocably authorizes Seller Party Agent, in such capacity, to take such action on its behalf under the provisions of this Framework Agreement and the other Transaction Agreements and to exercise such powers and perform such duties as are expressly delegated to Seller Party Agent by the terms of this Framework Agreement and the other Transaction Agreements (including the power to execute and deliver Confirmations on behalf of the Seller in accordance with Article IV of this Framework Agreement and the Master Repurchase Agreement), together with such other powers as are reasonably incidental thereto to the extent permitted by applicable Law. Each Seller Party hereby further authorizes Seller Party Agent to consent to amendments to this Framework Agreement. Without limiting the generality of the foregoing, Seller Party Agent shall be responsible for maintaining and the delivering Transaction Notices, Information Packages, Purchase Reports, and for the receipt and distribution of Funded Purchase Price to the Seller. Seller Party Agent hereby agrees that it will promptly deliver to the Seller copies of each Confirmation and any notices or written information received by Seller Party Agent from Buyer in connection with any Transaction Agreement. Notwithstanding any provision to the contrary elsewhere in this Framework Agreement, Seller Party Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Seller Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Framework Agreement or otherwise exist against the Seller Party Agent.

6.2 Non-Reliance on Seller Agent and Other Sellers. Each Seller Party expressly acknowledges that neither Seller Party Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Seller Party Agent hereafter taken, including any review of the affairs of a party or any affiliate of a party, shall be deemed to constitute any representation or warranty by Seller Party Agent to any Seller Party. Each Seller Party represents to Seller Party Agent that it has, independently and without reliance upon Seller Party Agent or any other Seller Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of Buyer and its Affiliates and made its own decision to enter into this Framework Agreement and the other Transaction Agreements, including any Transactions hereunder. Each Seller Party also represents that it will, independently and without reliance upon Seller Party Agent or any other Seller Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under this Framework Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Buyer and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Seller Parties by Seller Party Agent hereunder, Seller Party Agent shall not have any duty or responsibility to provide any Seller Party with any other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Buyer or any Affiliate of Buyer which may come into the possession of the Seller Party Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

6.3 Indemnification. The Seller Parties agree to, jointly and severally, indemnify Seller Party Agent in its capacity as such from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (collectively, “Losses”) which may at any time (including at any time following the payment of any Funded Purchase Prices) be imposed on, incurred by or asserted against Seller Party Agent in any way relating to or arising out of this Framework Agreement, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Seller Party Agent under or in connection with any of the foregoing; provided that no Seller Party shall be liable for the payment of any portion of such Losses which are found by a final and nonappealable decision of a court of competent jurisdiction to the extent that such Losses have resulted from Seller Party Agent’s gross negligence or willful misconduct. The agreements in this Section 6.3 shall survive the payment of all Funded Purchase Prices and Funded Repurchase Prices and all other amounts payable hereunder. Notwithstanding anything to the contrary herein, without limiting the rights of indemnification above with respect to Losses as settled by third parties, the Parties agree not to assert any claim for special, indirect, consequential or punitive damages against the other Party hereto, any of their affiliates or any of their respective directors, officers, employees, attorneys and agents or any other indemnified person on any theory of liability arising from this Master Framework, the use of proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing.

6.4 Agent in Its Individual Capacity. Seller Party Agent and its Affiliates may make sales to, make purchases from and generally engage in any kind of business with any Seller Party, Buyer or Guarantor as though Seller Party Agent were not an agent. With respect to any Transactions to which it is a party and any sales or repurchases of the Seller Note made or renewed by it, Seller Party Agent shall have the same rights and powers under this Framework Agreement as the Seller and may exercise the same as though it were not an agent, and the term “Seller” shall include the Seller Party Agent in its individual capacity.

7.	Payment to the Seller Party Agent; Certain Calculations; Originators.

7.1 Payments to the Seller Party Agent. Notwithstanding anything to the contrary contained herein, all amounts payable in cash by Buyer to the Seller in connection with any Transaction (including all payments of Funded Purchase Price on any applicable Purchase Dates) shall be paid to the Seller Party Agent, and the Seller Party Agent shall distribute such payments to the Seller (and in the case of payments on account of the Seller Note for further payment to the applicable Originator) in accordance with the respective amounts of Purchase Price (or any other amounts) owing to the Seller in connection with each applicable Transaction (after giving effect to applicable netting pursuant to Paragraph 12 of each Master Repurchase Agreement). As between Buyer and the Seller, any payment of such amounts to the Seller Party Agent shall be treated as payments to the Seller and shall discharge Buyer’s obligations with respect to such payments regardless of whether the Seller Party Agent distributes such payments to the Seller, and Buyer shall have no liability for the failure of the Seller Party Agent to comply with the preceding sentence.

7.2 Certain Calculations. Buyer shall calculate the Funded Purchase Prices, Funded Repurchase Prices, the Outstanding Buyer Balance, the amounts of any fees payable under the Fee Letter and all other amounts to be calculated under the Transaction Agreements (except as set forth below), as well as any adjustments thereto, which calculations shall be conclusive absent manifest error. Upon the reasonable request of the Seller Party Agent for any such calculations, Buyer shall promptly provide such calculations to such Person.

7.3 Security Interest.

(a) Each Originator hereby grants to Buyer a first priority security interest in all of such Originator’s right, title, benefit and interest in the Purchased Note sold in each Transaction entered into under the Master Repurchase Agreement and all proceeds thereof (collectively, the “Originator Collateral”) to secure the Seller’s obligations under the Transaction Agreements (the “Secured Obligations”). This Framework Agreement shall create a continuing security interest in the Originator Collateral and shall remain in full force and effect (notwithstanding any repurchase by the Seller of the Purchased Note under an expiring Transaction and simultaneous purchase by Buyer of the Purchased Note under a subsequent Transaction) until all unpaid Repurchase Price with respect to outstanding Transactions under the Master Repurchase Agreement have been indefeasibly paid in full. Buyer shall have, with respect to all the Originator Collateral, in addition to all other rights and remedies available to Buyer under the Transaction Agreements, all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction.

(b) Each Originator hereby authorizes Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect the security interest granted pursuant to the foregoing Section 7.3(a) under the Uniform Commercial Code of the relevant jurisdiction.

7.4 Sale and Assignment. Each Originator hereby consents to the occurrence of each Transaction with respect to the Seller Note entered into by the Seller Party Agent pursuant to the terms of the Transaction Agreements, including the transfer by the Seller of the Seller Note to the Buyer. Concurrently with the occurrence of each Transaction with respect to the Seller Note pursuant to the Transaction Agreements, each Originator shall be deemed to have sold and assigned all of its rights (subject to Permitted Liens) in the Seller Note to Buyer, in each case, to the same extent as such sale and assignment by the Seller to Buyer of the Seller Note.

7.5 Tax Matters. All payments made by or on account of any obligation of any Seller Party under any Transaction Agreement shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of such Seller Party) requires the deduction or withholding of any Tax from any such payment by such Seller Party, then such Seller Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, such Seller Party, except to the extent of such Tax that is an Excluded Tax, shall increase its sum payable as necessary so that after such deduction or withholding has been made (including any deduction or withholding of Taxes imposed upon additional payments made pursuant to this Section 7.5 of this Framework Agreement), the Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

8. Indemnification.

8.1 Seller Parties’ Indemnity.

(a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, each Seller Party, jointly and severally, hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, and all officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Indemnified Person”), from and against any and all damages, losses, claims, liabilities and related documented out-of-pocket costs and expenses, including reasonable external attorneys’ fees and disbursements and all costs and expenses incurred, including reasonable external attorneys’ fees and disbursements, in connection with the enforcement of this provision (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Framework Agreement or any other Transaction Agreement, any of the transactions contemplated thereby, or the ownership, maintenance or purchasing of the Purchased Note, or any actions or inactions of any Vistra Party. Without limiting or being limited by the foregoing, each Seller Party, jointly and severally, shall pay on demand to each Indemnified Person any and all amounts necessary to indemnify the Indemnified Person from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the transfer by such Seller Party of any interest in the Purchased Note or any proceeds thereof, other than in connection with Transactions entered into with Buyer pursuant to the Transaction Agreements;

(ii) any representation, warranty or statement made or deemed made by such Seller Party (or any of its officers) under or in connection with this Framework Agreement, any of the other Transaction Agreement, any Information Package, Purchase Report or any other information or report delivered by or on behalf of such Seller Party pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;

(iii) the failure of such Seller Party, the Seller Party Agent or the Securitization Servicer to comply with the terms of any Transaction Agreement, the Seller Note, any Securitization Documents or any applicable Law, or the nonconformity of the Seller Note with any such applicable Law;

(iv) the lack of an enforceable ownership interest or a first priority perfected security interest in the Purchased Note transferred by such Seller Party, or purported to be transferred by such Seller Party, to Buyer pursuant to the Transaction Agreements against all Persons (including any bankruptcy trustee or similar Person);

(v) any attempt by any Person to void the transfers by such Seller Party contemplated hereby under statutory provisions or common law or equitable action;

(vi) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to the Purchased Note transferred by such Seller Party, or purported to be transferred by such Seller Party, to Buyer pursuant to the Transaction Agreements, whether as of the applicable Purchase Date or at any subsequent time;

(vii) any dispute, claim, offset, defense (other than discharge in bankruptcy), or other similar claim or defense of the Receivables Entity to the payment when due of the Purchased Note transferred, or purported to be transferred, by such Seller Party to Buyer pursuant to the Transaction Agreements (including a defense based on the Purchased Note not being a legal, valid and binding obligation of the Receivables Entity enforceable against it in accordance with its terms);

(viii) any failure of such Seller Party or the Securitization Servicer to perform any of its duties or obligations arising under or in connection with the Purchased Note in accordance with the provisions thereof or of any of the other Securitization Facility Documents;

(ix) any suit or claim related to the Purchased Note transferred by such Seller Party, or purported to be transferred by such Seller Party, to Buyer pursuant to the Transaction Agreements;

(x) any investigation, litigation or proceeding (actual or threatened) related to this Framework Agreement or any other Transaction Agreement or the use of proceeds of any purchase hereunder or in respect of the Purchased Note;

(xi) any failure of such Seller Party or Seller Party Agent to comply with its covenants, obligations and agreements contained in this Framework Agreement or any other Transaction Agreement;

(xii) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any anti-corruption law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Person in connection with the Transaction Agreements as a result of any action of any Seller Party or any of its respective Affiliates;

(xiii) any Taxes (other than Excluded Taxes) imposed upon any Indemnified Person or upon or with respect to the Purchased Note transferred by such Seller Party, or purported to be transferred by such Seller Party, to Buyer pursuant to the Transaction Agreements arising by reason of the purchase or ownership of the Purchased Note (or of any interest therein);

(xiv) any inability of such Seller Party to transfer the Purchased Note as contemplated under the Transaction Agreements; or

(xv) the violation or breach by such Seller Party or Seller Party Agent of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to the Purchased Note;

provided, however, that no Seller Party shall be required to indemnify any Indemnified Person to the extent of any amounts are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnified Person.

8.2 Contribution. If for any reason the indemnification provided above in this Article 8 is unavailable to an Indemnified Person or is insufficient to hold an Indemnified Person harmless, then each Seller Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Person on the one hand and such Seller Party on the other hand but also the relative fault of such Indemnified Person as well as any other relevant equitable considerations.

9.	Miscellaneous.

Except as otherwise expressly set forth in a Transaction Agreement, the following will apply to all Transaction Agreements:

9.1 Further Assurances. Each Seller Party and the Seller Party Agent agrees that from time to time it will promptly execute and deliver such other documents and instruments, all instruments and documents, and take all further action that Buyer may reasonably request, to carry out the purpose and intent of the Transaction Agreements, including in order to perfect, protect or more fully evidence Buyer’s interest in the Purchased Note and any proceeds thereof.

9.2 Expenses. In addition to its obligations under Article 8 hereof, each Seller Party, jointly and severally, agrees to pay on demand:

(a) all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with:

(i) the negotiation, preparation, execution and delivery of this Framework Agreement and the other Transaction Agreements and any amendment of or consent or waiver under any of the Transaction Agreements (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Framework Agreement or any of the other Transaction Agreements, including reasonable attorney costs and reasonable accountants’ and auditors’ fees and expenses and the fees and charges of any independent accountant or auditors incurred in connection with any of the foregoing or in advising Buyer as to its rights and remedies under any of the Transaction Agreements in connection with any of the foregoing; and

(ii) the administration of this Framework Agreement and the other Transaction Agreements and the transactions contemplated thereby, including reasonable attorney costs and reasonable accountants’ fees and expenses incurred in connection with the administration and maintenance of this Framework Agreement and the other Transaction Agreements and the transactions contemplated thereby; and

(b) all stamp and other similar Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Framework Agreement or the other Transaction Agreements, and agrees to indemnify each Indemnified Person and their respective Affiliates for such Taxes and fees.

9.3 Entire Agreement. This Framework Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of the Transaction Agreements.

9.4 Order of Precedence. If there is a conflict between this Framework Agreement and any other Transaction Agreement, this Framework Agreement will control unless the conflicting provision of the other Transaction Agreement specifically references the provision of this Framework Agreement to be superseded.

9.5 Amendments and Waivers. No amendment, supplement, modification or waiver of any provision of this Framework Agreement or any other Transaction Agreement, and no consent to any departure by the Seller Party Agent or any Seller Party therefrom, shall be effective unless in writing signed by Buyer, Seller Party Agent and each Seller Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.6 Binding Effect; Termination. The Transaction Agreements will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns. This Framework Agreement shall remain in full force and effect until the later of (x) the payment in full of all amounts owed by the Seller Parties under the Transaction Agreements and (y) the Facility Expiration Date.

9.7 Assignment. Except as provided in this Framework Agreement or any other Transaction Agreement, neither this Framework Agreement nor any other Transaction Agreement, respectively, may be assigned or otherwise transferred, nor may any right or obligation hereunder or under another Transaction Agreement be assigned or transferred by any Party without the consent of the other Parties; provided, that, subject to the terms of the No-Petition Letter, Buyer may transfer or assign any or all of the Transaction Agreements and its rights and obligations thereunder at any time during which an Event of Default has occurred and is continuing. Any permitted assignee shall assume all obligations of its assignor under this Framework Agreement and any other applicable Transaction Agreements. Any attempted assignment not in accordance with this Section 9.7 shall be void.

9.8 Notices. All notices, requests, demands, and other communications required or permitted to be given under any of the Transaction Agreements to any Party must be in writing delivered to the applicable Party at the following address:

If to Buyer:

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Attn: Matthew Stratton

Tel: (212) 782-4212

E-Mail: mstratton@us.mufg.jp

With copy to:

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Attn: Maggie Cirullo

Tel: (646) 767-1377

E-Mail: MCirullo@us.mufg.jp

If to TXU or any other Seller Party:

TXU Energy Retail Company LLC

6555 Sierra Drive

Irving, TX 75039

Attn: Kristopher E. Moldovan

E-Mail: Kris.Moldovan@vistracorp.com

If to Guarantor:

Vistra Operations Company LLC

6555 Sierra Drive

Irving, TX 75039

E-Mail: Kris.Moldovan@vistracorp.com

or to such other address as such Party may designate by written notice to each other Party. Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or two (2) days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one (1) Business Day after the date it is given to such service; and (iv) if sent by e-mail, upon acknowledgement of receipt by the recipient.

9.9 GOVERNING LAW. THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)).

9.10 Jurisdiction. Each Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Framework Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 9.8 or at such other address which has been designated in accordance therewith; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by applicable Law or shall limit the right to sue in any other jurisdiction.

9.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE PREVIOUS SENTENCE, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF ANY TRANSACTION AGREEMENTS. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO ANY OF THE TRANSACTION AGREEMENTS.

9.12 Severability. If any provision of a Transaction Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable Law, and the remainder of the applicable Transaction Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by applicable Law.

9.13 Survival. The provisions of Section 6.3, Section 7.5, Article 8 and this Article 9 shall survive any termination or expiration of this Framework Agreement and any of the other Transaction Agreements.

9.14 Counterparts. The Transaction Agreements and any document related to the Transaction Agreements may be executed by the Parties on any number of separate counterparts, by email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. The words “execution,” “signed,” “signature,” and words of like import in the Transaction Agreements and any document related to the Transaction Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

9.15 USA Patriot Act. Buyer hereby notifies Seller Party Agent and each Seller Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Seller Party and the Seller Party Agent, which information includes the name and address of each Seller Party and the Seller Party Agent and other information that will allow Buyer to identify each Seller Party and the Seller Party Agent in accordance with the Patriot Act.

9.16 Right of Setoff. The Buyer is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Buyer (including by any branches or agencies of the Buyer) to, or for the account of any Seller Party against amounts owing by any Seller Party hereunder; provided that Buyer shall notify the Seller promptly following such setoff.

9.17 Tax Treatment. Buyer and each Seller Party will treat the Transactions effected by the Transaction Agreements for U.S. federal and state tax purposes as loans by Buyer secured by the applicable Collateral (“Intended Tax Treatment”). Buyer and Seller Parties, as applicable, each agree to prepare its U.S. federal and state Tax returns, if required, in a manner consistent with the foregoing unless otherwise required by a change in law occurring after the Effective Date, a closing agreement with an applicable Tax authority or a judgment of a court of competent jurisdiction.

9.18 Register. Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a copy of each assignment or participation of its rights hereunder and a register for the recordation of the names and addresses of the Persons that become privy to those rights hereto and, with respect to each such Person, the aggregate assigned Purchase Price and applicable Price

Differential (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Framework Agreement. The Register shall be available for inspection by the Parties at any reasonable time and from time to time upon reasonable prior notice.

9.19 Joint and Several Obligations. The obligations of the Seller Parties and Seller Party Agent hereunder and under the other applicable Transaction Agreements are joint and several. To the maximum extent permitted by applicable Law, and notwithstanding anything in the Transaction Agreements to the contrary, Seller Party Agent and each Seller Party hereby agrees to subordinate, until such time as all obligations and liabilities of each such Person (other than unasserted contingent indemnification obligations) to Buyer or any Indemnified Person under any of the Transaction Agreements shall have been paid and performed in full, any claim, right or remedy that it now has or hereafter acquires against any Seller Party or Seller Party Agent (as applicable) that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Buyer against Seller Party Agent or any Seller Party or any of their respective property which Buyer now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. In addition, until such time referred to in the preceding sentence, Seller Party Agent and each Seller Party hereby waives any right to proceed against any other such Person, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any such Person may now have or hereafter have as against the other such Person with respect to the transactions contemplated by this Framework Agreement or the other Transaction Agreements.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Buyer:

MUFG BANK, LTD.

By:	/s/ Matthew Stratton
Name: Matthew Stratton
Title: Managing Director

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Master Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Seller and Seller Party Agent:

TXU ENERGY RETAIL COMPANY LLC

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Senior Vice President and Treasurer

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Master Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Originators:

TXU ENERGY RETAIL COMPANY LLC,
as an Originator

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Senior Vice President and Treasurer

DYNEGY ENERGY SERVICES, LLC,
as an Originator

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Senior Vice President and Treasurer

DYNEGY ENERGY SERVICES (EAST), LLC,
as an Originator

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Senior Vice President and Treasurer

[Signature Page to Master Framework Agreement]

SCHEDULE 1

DEFINITIONS

As used in the Transaction Agreements, the following terms have the following meanings unless otherwise defined in any Transaction Agreement:

“Action” means any suit in equity, action at law or other judicial or administrative proceeding conducted or presided over by any Governmental Authority.

“Additional Originator” means any Person that has become an Originator hereunder pursuant to Section 3.5 and the applicable Joinder Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, other than rights of setoff and offset arrangements; it being understood that (i) any thereof in favor of, or assigned to, the Buyer shall not constitute an Adverse Claim and (ii) the Subordination Provisions set forth in the Seller Note shall not constitute an Adverse Claim.

“Affiliate” means, as to any Person: any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting shares or membership interests, by contract, or otherwise.

“Anti-Corruption Laws” means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act of 2010; and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” has the meaning set forth in the Securitization Purchase Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Business Day” means any day (other than a Saturday or Sunday) on which (a) banks are not authorized or required to close in New York City, New York or Dallas, Texas and (b) if this definition of “Business Day” is utilized in connection with the LIBO Rate, dealings are carried out in the London interbank market.

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 3.1.

“Collateral” has the meaning set forth in the Master Repurchase Agreement.

“Company Note” has the meaning set forth in the Securitization Sale Agreement.

“Confirmation” has the meaning set forth in the Master Repurchase Agreement.

“Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2016, among Vistra, as borrower, Vistra Intermediate Company LLC, the other credit parties party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Credit Agreement Agent”), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit Agreement Agent” has the meaning ascribed to that term in the definition of Credit Agreement.

“Credit Facility Documents” has the meaning ascribed to the term “Credit Documents” in the Credit Agreement.

“Current Transactions” means, as of any time of determination, each of the Transactions, if any, outstanding under the Master Repurchase Agreement at such time of determination.

“Direct Taxes” means any sales, use, gross receipts, goods and services, excise or personal property Taxes imposed on or with respect of the Purchased Note, and any stamp, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Person, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

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“ERISA Event” means (a) any “reportable event” (as that term is defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30 day notice period is waived)) with respect to a Plan; (b) a withdrawal by any Seller Party or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which the relevant entity is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by such Seller Party or any of its ERISA Affiliates from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Originator or any of its ERISA Affiliates.

“Event of Default” means any of the following:

(a) any Seller Party or Guarantor shall have failed to pay any Repurchase Price (other than the portion thereof attributable to Price Differential) or Margin Payment in respect of any Transaction when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) or more Business Days;

(b) any Seller Party or Guarantor shall have failed to pay any portion of Repurchase Price attributable to Price Differential, any fee required to be paid under the Fee Letter or any other amounts owing under any Transaction Agreement (other than amounts specified in clause (a) of this definition), in each case, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c) any Seller Party shall fail to observe or perform any covenant or agreement set forth in Section 5.3(g), Section 5.3(h), Section 5.3(i), Section 5.3(j), Section 5.3(l), Section 5.3(n) or Section 5.3(p) of this Framework Agreement;

(d) Seller Party Agent, Guarantor or any Seller Party shall fail to observe or perform any covenant, condition or agreement contained in this Framework Agreement or any other Transaction Agreement (excluding any covenants, conditions or agreements specified in clauses (a), (b) or (c) of this definition) and such failure shall continue unremedied for a period of 30 days after knowledge thereof by any Vistra Party or written notice thereof is delivered to any Vistra Party by the Buyer;

(e) any representation or warranty made or deemed made by or on behalf of any Seller Party, Seller Party Agent or Guarantor in or in connection with this Framework Agreement or any other Transaction Agreement shall prove to have been incorrect in any material respect when made or deemed made, and such failure to be correct shall continue unremedied for a period of 30 days after knowledge or written notice thereof is delivered to any Vistra Party by the Buyer;

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(f) Buyer shall cease to have a perfected security interest in any Collateral granted by (i) Seller pursuant to the Master Repurchase Agreement or (ii) any Originator pursuant to this Framework Agreement, in each case, except to the extent released in accordance with, or in connection with a disposition permitted under, the Transaction Agreements;

(g) any Vistra Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Vistra Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Vistra Party shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(h) the Guaranty shall cease to be in full force and effect, or its validity or enforceability shall be disputed by any Vistra Party;

(i) an “event of default” or similar event (including a Purchase and Sale Termination Event or Termination Event) shall occur and be continuing under the Securitization Purchase Agreement or the Securitization Sale Agreement; or

(j) an “event of default” or similar event shall occur and be continuing under the Credit Agreement, other than an “event of default” that is remedied by or waived (including in the form of amendment) by the requisite holders of lenders under the Credit Agreement or contested in good faith by the Seller prior to the occurrence of the Facility Expiration Date.

“Excluded Taxes” means, with respect to an Indemnified Person, any of the following Taxes imposed on or with respect to such Indemnified Person or required to be withheld or deducted from a payment to such Indemnified Person: (a) (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Indemnified Person being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or imposed as a result of a present or former connection between such Indemnified Person and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Agreement, or sold or assigned an interest in the Purchased Note or any Transaction Agreement), and (ii) in the case of Buyer, United States federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to its portion of the Outstanding Buyer Balance pursuant to a law in effect on the date on which Buyer first funds a portion of the Outstanding Buyer Balance or first becomes obligated to fund a portion of the Outstanding Buyer Balance, (b) Taxes imposed solely as a result of a failure by the Buyer to comply with its obligations under the second sentence of Section 3.3 of this Framework Agreement and (c) any Taxes imposed under FATCA.

Sch. 1-4

“Facility Expiration Date” means the Scheduled Facility Expiration Date in effect from time to time; provided, that (i) the Facility Expiration Date shall be deemed to have occurred on the first date (if any) upon which (x) the Purchase and Sale Termination Date occurs under the Securitization Purchase Agreement or (y) an Insolvency Proceeding occurs with respect to any Vistra Party; (ii) on any Business Day (x) during which an Event of Default has occurred and is continuing or (y) on or after the date on which MUFG is no longer a party to the Securitization Purchase Agreement, Buyer may deliver a written notice to the Seller Party Agent or any Seller Party terminating the Facility Term, in which case the Facility Expiration Date shall be deemed to occur on the date of such delivery and (iii) in the event Buyer receives written notice pursuant to Section 5.3(p) hereof and the Repurchase Date with respect to the Current Transactions as of the time such notice is received will not otherwise occur on or prior to the date the applicable amendment, supplement or modification is to become effective, Buyer may deliver a written notice to Seller Party Agent and each Seller terminating the Facility Term, in which case the Facility Expiration Date shall be deemed to occur on the date such amendment, supplement or modification becomes effective.

“Facility Term” means the period beginning on the Effective Date and ending on the Facility Expiration Date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Framework Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties or conventions among Governmental Authorities and implementing the foregoing.

“Fee Letter” means that certain fee letter agreement, dated as of September 8, 2020, between the Guarantor and the Buyer.

“Final Maturity Date” has the meaning set forth in the Securitization Sale Agreement.

“Framework Agreement” has the meaning set forth in the Preamble.

“Funded Purchase Price” means, with respect to any Transactions entered into (or proposed to be entered into) under the Master Repurchase Agreement on any Purchase Date, the excess, if any, of (a) the sum of the Purchase Prices for such Transactions over (b) the sum of the Repurchase Prices under any Transactions previously entered into under the Master Repurchase Agreement whose Repurchase Dates coincide with such Purchase Date, excluding any portion of such Repurchase Prices which are not permitted to be netted against Purchase Prices for subsequent Transactions entered into on such Purchase Date in accordance with Paragraph 12 Annex I to the Master Repurchase Agreement.

“Funded Repurchase Price” means, with respect to any Transactions under the Master Repurchase Agreement expiring on any Repurchase Date, the excess of (a) the sum of the Repurchase Prices for each such Transaction over (b) the sum of the amounts of any Purchase Prices under any subsequent Transactions entered into under the Master Repurchase Agreement whose Purchase Date coincides with such Repurchase Date which are netted against such Repurchase Prices in accordance with Paragraph 12 of the Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to the Master Repurchase Agreement).

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“Funding Conditions” has the meaning set forth in Section 4.2(a).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Vistra.

“Guaranty” means that certain Guaranty, dated as of the Effective Date, executed by Guarantor in favor of Buyer.

“Indemnified Amounts” has the meaning set forth in Section 8.1.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Information Package” has the meaning set forth in the Securitization Purchase Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under United States Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 9.17.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

“LIBO Rate” has the meaning set forth in the Master Repurchase Agreement.

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“Margin Deficit” has the meaning set forth in the Master Repurchase Agreement.

“Margin Payment” means any cash transferred by or on behalf of a Seller to Buyer as required pursuant to Paragraph 4(a) of the Master Repurchase Agreement.

“Master Repurchase Agreement” means that certain Master Repurchase Agreement dated as of Effective Date, between Seller and Buyer, including Annex I thereto (and as amended thereby), as such agreement may be further amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, financial condition, results of operations or properties of any Vistra Party;

(b) the ability of any Vistra Party to perform its obligations under any Transaction Agreement or Securitization Facility Document to which it is a party;

(c) the legality, validity or enforceability of any Transaction Agreement or Securitization Facility Document;

(d) the collectability of a material portion of the Pool Receivables;

(e) the rights or interests of the Buyer under any Transaction Agreement or with respect to the Collateral; or

(f) the status, perfection, priority or enforceability of the Buyer’s security interest in the Collateral.

“Maximum Buyer Balance” means $125,000,000.

“Monthly Date” means each of (i) the Effective Date and (ii) each “Settlement Date” (as defined in the Securitization Purchase Agreement) occurring during the Facility Term.

“MUFG” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA to which any Seller Party or any of its ERISA Affiliates makes or is obligated to make contributions.

“No-Petition Letter” means that certain Letter Agreement, dated as of the Effective Date, between Buyer and the Securitization Agent.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means a Party’s articles or certificate of incorporation and its by-laws or similar governing instruments required by the laws of its jurisdiction of formation or organization.

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“Originator” has the meaning set forth in the Preamble.

“Originator Collateral” has the meaning set forth in the Master Repurchase Agreement.

“Outstanding Amount” means, with respect to the Seller Note at any given time, the outstanding principal balance of the Seller Note as of such time.

“Outstanding Buyer Balance” means, as of any time of determination, the excess, if any, of (x) the aggregate amount of Funded Purchase Price funded by Buyer and applied to Purchase Price under the Master Repurchase Agreement over (y) the aggregate Funded Repurchase Price (or Margin Payments) paid by or on behalf of the Seller (excluding any such amounts of Funded Repurchase Price attributable to payments of Price Differential) to Buyer, in each case, in connection with the Current Transactions and all prior Transactions as of such time of determination.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA PATRIOT Act).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permitted Lien” means (a) any Adverse Claim of the Credit Agreement Agent and (b) any Adverse Claim of the Collateral Trustee (as such term is defined in the Credit Agreement) in the Purchased Note or any other Collateral, in each case so long as the Credit Agreement Agent is then party to the Subordination Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which any Seller Party or any of its ERISA Affiliates contributes or has an obligation to contribute (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to contribute or have an obligation to contribute).

“Potential Event of Default” means the occurrence of any event that, with the giving of notice or lapse of time, would become an Event of Default.

“Price Differential” has the meaning set forth in the Master Repurchase Agreement.

“Pricing Rate” has the meaning set forth in the Master Repurchase Agreement.

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“Purchase and Sale Termination Date” has the meaning set forth in the Securitization Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in the Securitization Sale Agreement.

“Purchase Date” has the meaning set forth in the Master Repurchase Agreement.

“Purchase Price” has the meaning set forth in the Master Repurchase Agreement.

“Purchase Report” has the meaning set forth in the Securitization Sale Agreement.

“Purchased Note” means, as of any time with respect to any Transaction, the Seller Note transferred, or purported to be transferred, to Buyer pursuant to such Transaction.

“Receivables Entity” means TXU Receivables.

“Register” has the meaning set forth in Section 9.18.

“Repurchase Date” has the meaning set forth in the Master Repurchase Agreement.

“Repurchase Price” has the meaning set forth in the Master Repurchase Agreement.

“Required Capital Amount” means, at any time, an amount equal to the greater of (x) $8,400,000 and (y) the amount that is 2.4% of the “Purchase Limit” (as defined in the Securitization Purchase Agreement) as of such date.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, North Korea and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or ordinarily resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b).

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) the Canadian government or (f) any other applicable jurisdiction.

“Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any member state and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury.

Sch. 1-9

“Scheduled Facility Expiration Date” means July 12, 2021.

“Securitization Agent” has the meaning ascribed to that term in the definition of Securitization Purchase Agreement.

“Securitization Facility Default” means any Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event.

“Securitization Facility Documents” has the meaning ascribed to the term “Transaction Documents” in the Securitization Purchase Agreement.

“Securitization Guaranty” has the meaning ascribed to the term “Performance Guaranty” in the Securitization Purchase Agreement.

“Securitization Joinder” has the meaning ascribed to the term “Joinder Agreement” in the Securitization Purchase Agreement.

“Securitization PSA Amendment” means that certain Amendment No. 4 to the Securitization Sale Agreement, dated as of the date hereof, among the parties to the Securitization Sale Agreement.

“Securitization Purchase Agreement” means the Receivables Purchase Agreement, dated as of August 21, 2018, among TXU Receivables, as seller, TXU, as initial servicer (in such capacity, the “Securitization Servicer”), Credit Agricole Corporate and Investment Bank, as administrator (in such capacity, the “Securitization Agent”), MUFG, as a committed purchaser, and the other purchasers and purchaser agents from time to time party thereto, as such agreement may be restated, supplemented or otherwise modified from time to time.

“Securitization RPA Amendment” means that certain Amendment No. 6 to the Securitization Purchase Agreement, dated as of the date hereof, among the parties to the Securitization Purchase Agreement.

“Securitization Sale Agreement” means the Purchase and Sale Agreement, dated as of August 21, 2018, among each Originator and TXU Receivables, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Securitization Servicer” has the meaning ascribed to that term in the definition of Securitization Purchase Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller Note” means that certain Company Note, dated as of the Effective Date, issued by TXU Receivables to TXU pursuant to the Securitization Sale Agreement.

“Seller Party” has the meaning set forth in the Preamble.

“Seller Party Agent” has the meaning set forth in the Preamble.

Sch. 1-10

“Settlement Period” has the meaning set forth in the Securitization Purchase Agreement.

“Subordination Agreement” means that certain Lien Subordination Agreement, dated as of the Effective Date, among Buyer, each Originator and the Credit Agreement Agent.

“Subordination Provisions” has the meaning set forth in the Seller Note.

“Subsidiary” means, as to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” means any all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” has the meaning set forth in the Securitization Purchase Agreement.

“Transaction” has the meaning set forth in the Master Repurchase Agreement.

“Transaction Agreements” means, collectively, (i) this Framework Agreement, (ii) each of the other agreements referred to in Section 2.1 hereof, (iii) each Joinder Agreement and (iv) each Confirmation entered into under the Master Repurchase Agreement during the Facility Term.

“Transaction Notice” has the meaning set forth in Section 4.1(a).

“Transaction Period” has the meaning set forth in the Master Repurchase Agreement.

“TXU” has the meaning set forth in the Preamble.

“TXU Receivables” means TXU Energy Receivables Company LLC, a Delaware limited liability company.

“Unmatured Purchase and Sale Termination Event” has the meaning set forth in the Securitization Sale Agreement.

“Unmatured Termination Event” has the meaning set forth in the Securitization Purchase Agreement.

“Vistra” means Vistra Operations Company LLC, a Delaware limited liability company.

“Vistra Group” means Vistra and its direct or indirect Subsidiaries from time to time.

Sch. 1-11

“Vistra Group Material Adverse Effect” means, a material adverse effect on (a) the business, operations, assets, liabilities, properties or financial condition of the Vistra Group taken as a whole, (b) with respect to the Guarantor only, the ability of the Guarantor to perform its payment obligations under the Guaranty, (c) with respect to any Vistra Party, the ability of such Vistra Party to perform its obligations under any Transaction Agreement or Securitization Facility Document to which it is a party or (d) with respect to any Vistra Party, the legality, validity or enforceability of any Transaction Agreement or Securitization Facility Document to which such Person is a party.

“Vistra Parent” means Vistra Corp., a Delaware corporation and ultimate parent of the Vistra Group.

“Vistra Party” means the Seller, each Originator, the Receivables Entity and the Guarantor.

Sch. 1-12

SCHEDULE 2

BANK ACCOUNTS

[*****]

Sch. 2-1

SCHEDULE 3

UCC DETAILS SCHEDULE

(1)	TXU Energy Retail Company LLC:

(a)	Chief Executive Office

6555 Sierra Drive

Irving, TX 75039

(b)	Locations Where Records Are Kept

6555 Sierra Drive

Irving, TX 75039

(c)	Trade Names or DBA Names

TXU, TXU Energy, TXU Energy Retail, TXUE

(d)	Prior Names

None.

(e)	Jurisdiction of Organization

Texas

(f)	True Legal Name

TXU Energy Retail Company LLC

(2)	Dynegy Energy Services, LLC:

(a)	Chief Executive Office

6555 Sierra Drive

Irving, TX 75039

(b)	Locations Where Records Are Kept

6555 Sierra Drive

Irving, TX 75039

Sch. 3-1

(c)	Trade Names or DBA Names

BetterBuy Energy; Dynegy; Honor Energy; True Fit Energy; Brighten Energy

(d)	Prior Names

None.

(e)	Jurisdiction of Organization

Delaware

(f)	True Legal Name

Dynegy Energy Services, LLC

(3)	Dynegy Energy Services (East), LLC:

(a)	Chief Executive Office

6555 Sierra Drive

Irving, TX 75039

(b)	Locations Where Records Are Kept

6555 Sierra Drive

Irving, TX 75039

(c)	Trade Names or DBA Names

BetterBuy Energy; Dynegy; Honor Energy; True Fit Energy; Brighten Energy; Dynegy Energy Services

(d)	Prior Names

None.

(e)	Jurisdiction of Organization

Delaware

(f)	True Legal Name

Dynegy Energy Services (East), LLC

Sch. 3-2

SCHEDULE 4

ORIGINATORS

Originator	Location
TXU Energy Retail Company LLC	Texas
Dynegy Energy Services, LLC	Delaware
Dynegy Energy Services (East), LLC	Delaware

Sch. 4-1

Exhibit A

Form of Transaction Notice

MUFG BANK, LTD.

RE:	Transaction under the Framework Agreement and the Master Repurchase Agreement

Ladies and Gentlemen:

This Transaction Notice is delivered to you pursuant to Section 4.1(a) of the Master Framework Agreement, dated as of October 9, 2020 (the “Framework Agreement”), by and among TXU Energy Retail Company LLC, as seller (the “Seller”), the entities party thereto as Originators, TXU Energy Retail Company LLC as agent for the seller parties and MUFG Bank, Ltd., as buyer (“Buyer”), and relating to repurchase transactions to be entered into pursuant to the terms of the Master Repurchase Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Framework Agreement.

Seller Party Agent hereby requests on behalf of the Seller, in accordance with the terms of the Framework Agreement, a Transaction under the Master Repurchase Agreement with a proposed Purchase Price of $__________________; the Transaction to be entered into on the proposed Purchase Date of [●], and each such Transaction to have a proposed Repurchase Date of [●]. [The proposed Transaction has a Purchase Price which is [equal to] [less than] [greater than] the $______ Funded Repurchase Price due on such proposed Purchase Date.] The proposed Purchase Price for the Transactions is $__________________.

[Seller Party Agent further requests that, pursuant to Paragraph 3(c)(ii) of the Master Repurchase Agreement (as amended by Annex I thereto), the current Transaction thereunder evidenced by the Confirmation dated as of [●] and originally scheduled to expire on [●] be instead terminated as of such proposed Purchase Date.]1

Attached hereto is a form of Confirmation for such proposed Transaction, completed in accordance with Section 4.1(a) of the Framework Agreement.

[1]	To be used in connection with an early termination of a Transaction by the Seller.

A-1

Exhibit B

Closing List

(attached)

B-1

Exhibit C

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT dated as of [ ] is executed and delivered by ____________________, a ____________________ (“[New Originator]”)2, in favor of MUFG Bank, Ltd., a Japanese banking corporation (“Buyer”), with respect to that certain Master Framework Agreement, dated as of October 9, 2020, by and among TXU Energy Retail Company LLC, a Texas limited liability company (“TXU”), as seller (the “Seller”), the various Originators from time to time party thereto, TXU, as seller party agent, and Buyer (as amended, restated, supplemented and otherwise modified from time to time, the “Framework Agreement”). Capitalized terms used and not otherwise defined are used with the meanings attributed thereto in the Framework Agreement (including those incorporated by reference therein), and the interpretive provisions of Section 1.2 of the Framework Agreement shall apply to this Joinder Agreement, mutatis mutandis.

Subject to receipt of counterparts hereof signed by the signatories below, by its signature below, [New Originator] hereby absolutely and unconditionally agrees to become a party to the Framework Agreement as an Originator thereunder and to be bound by all of the provisions thereof, and hereby makes as to itself, as of the date hereof, each of the representations and warranties in Section 5.1 of the Framework Agreement, which representations and warranties shall, where applicable, be deemed to include this Joinder Agreement and the other agreements, documents, certificates and opinions delivered in connection herewith.

Attached hereto are (i) an amended and restated version of Schedule 3 to the Framework Agreement incorporating relevant information with respect to [New Originator], (ii) an amended and restated version of Schedule 4 to the Framework Agreement incorporating relevant information with respect to [New Originator] and (iii) each of the other documents, certificates and opinions required to be delivered by [New Originator] pursuant to Section 3.5 of the Framework Agreement. After giving effect to the amendments and restatements embodied in such Schedules 3 and 4 and the execution and delivery of this Joinder Agreement and the other aforementioned agreements, certificates, documents and opinions by each of the applicable parties hereto or thereto, each of the representations and warranties contained in Section 5.1 of the Framework Agreement will be true and correct in all material respects (except that any representation or warranty that is subject to any materiality qualification shall be true and correct in all respects) as to [New Originator].

The provisions of Article 9 of the Framework Agreement are incorporated in this Joinder Agreement by this reference with the same force and effect as if set forth in full herein except that references in such Article 9 to “this Framework Agreement” shall be deemed to refer to “this Joinder Agreement and to the Framework Agreement as modified by this Joinder Agreement.”

[2]	All references to “New Originator” to be replaced with appropriate TXU entity name.

C-1

Please acknowledge your consent to [New Originator]’s joinder to the Framework Agreement by signing the enclosed copy hereof in the appropriate space provided below.

[signature pages follow]

C-2

IN WITNESS WHEREOF, [New Originator] has executed this Joinder Agreement as of the date first written above.

[NEW ORIGINATOR]

By:

Name:
Title:

Each of the undersigned hereby consents

to [New Originator]’s joinder to the Framework Agreement:

MUFG BANK, LTD.,
as Buyer

By:

Name:
Title:

TXU ENERGY RETAIL COMPANY LLC,
as Seller Party Agent

By:

Name:
Title:

VISTRA OPERATIONS COMPANY LLC,
as Guarantor

By:

Name:
Title:

C-3